SCHEDULE 14A
 (RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
 THE SECURITIES EXCHANGE ACT OF 1934

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☐          Preliminary Proxy Statement

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☐          Definitive Proxy Statement

☐          Definitive Additional Materials

☒          Soliciting Material Under Rule 14a-12

CONSOLIDATED-TOMOKA LAND CO.
(Name of Registrant as Specified in Its Charter)

WINTERGREEN FUND, INC. WINTERGREEN PARTNERS FUND, LP WINTERGREEN PARTNERS OFFSHORE MASTER FUND, LTD. WINTERGREEN ADVISERS, LLC DAVID J. WINTERS ELIZABETH N. COHERNOUR EVAN H. HO EDWARD W. POLLOCK
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Wintergreen Advisers, LLC mailed the following letter to the Company's shareholders on April 3, 2017.

March 31, 2017

Dear Fellow Consolidated-Tomoka Shareholder,

More than 11 years ago, Wintergreen Advisers, LLC ("Wintergreen") made our first investment in Consolidated-Tomoka Land Company ("CTO", the "Company").  Since then, we have worked diligently – both behind the scenes and through more visible proxy matters – to improve CTO for all shareholders.

It is time for change at CTO

The current Board of Directors (the "Board") and management of CTO have made it clear to us that they are neither up to the task of improving CTO, nor are they interested in doing so.  As a result, we have nominated a slate of four highly qualified director candidates to begin the process of realizing CTO's true value for all shareholders.  The Company's ongoing narrative about us and our intentions is simply not true.  We believe the Company is seeking to distract you from CTO's poor execution of a flawed business plan and John Albright's ongoing personal sales of his CTO stock.  In just the past two years, Mr. Albright has sold more than 58,000 shares of CTO, demonstrating what we view as his lack of confidence in CTO's future, the Company he runs and you own.

Mr. Albright is the seller, not Wintergreen. The records speak for themselves.

Since Wintergreen's initial purchase in 2006, we have never reduced our position in CTO, and in November 2016, we added 10,000 shares to our holdings.  The Company's narrative of any sort of a liquidity issue at Wintergreen is simply false.  As demonstrated in our registered fund's publicly-available financial statements, we have ample cash on hand and we are significantly larger than CTO.  Our objective is to enhance CTO's value in a tax efficient and thoughtful manner for the benefit of all shareholders.  If we were interested in selling Wintergreen's common stock of the Company, we would have followed up on the Company's repeated interest in repurchasing, at a mutually agreeable price, the stock held by Wintergreen.  In December of 2016, and again in January of 2017, the Company repeated its interest in buying all or a portion of our stake in the Company.

As owners of 27.2% of the outstanding shares of CTO, our goals are closely aligned with yours: to maximize the value of CTO in a tax efficient manner.  Despite many of the actions of the Company's Board and management, we see great value in the Company1 and what it can become.   We are ready, willing and able to step up and unlock the true value of the Company for all shareholders.

1 FBR Capital Markets, which recently initiated coverage of CTO, has a target price of $80.00 on CTO, as of 3/24/2017 as reported on Bloomberg.

Wintergreen's Plan for CTO

Wintergreen intends to take a thoughtful, long-term, tax-efficient approach to overseeing CTO's investments and operations.  Our initial list of tasks will include:

1.	A review of assets, procedures, status of pending transactions, outside service providers and assess the management team.
•	We believe that there are some competent and qualified employees at CTO.
•	We have no present intention to remove Mr. Albright as Chief Executive, however like all others, his performance will be reviewed.
•	Review non-public information regarding assets and terms of transactions and investments, relative strengths of existing assets and prioritize changes as necessary.
•	Review role, quality of performance, costs, etc., of outside service providers and consultants, implementing changes as needed.
•	Conduct a thorough evaluation of other aspects of the Company's business and operations.

2.
Focus the 1031 portfolio on one or two attractive real estate sectors, and roll less attractive securities into better assets.  The focus will be on quality, and not simply on churning holdings to hit compensation targets.  Every transaction will have the objective of making CTO more attractive to investors and potential acquirers.  Well-regarded real estate investment companies with an extensive 1031 portfolio tend to have a theme to their investments that makes them desirable to fill a precise role in investors' portfolios, and we believe that CTO would benefit from this approach.

3.
Enhance efforts to maximize the value of CTO's historical undeveloped Volusia County land assets.  Real estate land sales run in cycles and it is important to not just sell off land, but to do so thoughtfully to achieve attractive increased value for CTO shareholders.

4.	Work with tax experts to maximize tax efficiency for shareholders.

5.
Endeavor to reduce dilution – Good work by executives and other employees should be rewarded, but we believe this should be done in a manner that does not seek to disproportionately reward management with 37% of the Company's earnings, as the CTO Board proposed last year.  All employees, including management, should be paid well but in a much less dilutive and more shareholder friendly manner than the Board currently proposes.  Specifically, we expect compensation plans to include an enhanced ability to claw back awards made to members of management, holding them accountable for reckless actions that cause harm to the Company and its shareholders.  In addition, we expect performance metrics that are tied to real results that benefit shareholders, rather than metrics such as the volume of land sales, without regard to their size or the quality of the deal.

6.	Buy back stock at discounts to estimated Net Asset Value.
•
For too long the Company has refused to enact a meaningful share buyback program.  We believe the reason for this is that it would have increased Wintergreen's ownership percentage of the Company.  When the Company is trading at a meaningful discount to NAV, we intend to conduct meaningful share buybacks, with the repurchased shares being retired.  Although the Company has recently touted a new buyback program, we question the Company's commitment and ability to execute, given the issues with the last buyback program.  In the July 2016 press release that announced the results of Deutsche Bank's evaluation of ways to maximize shareholder value through the sale of CTO or through the liquidation of CTO's assets, the Company indicated that it had intended to complete the $7 million remaining on the buyback program by the end of 2016.  The Company failed, falling $2.6 million short, despite continuing to trade at a meaningful discount to NAV, which raises the question whether the Company intended to complete the buyback.  Furthermore, in the fourth quarter of 2016, John Albright sold CTO shares in an amount equal to over 46% of CTO's buybacks over the same period.

7.	Implement an incentive system that encourages value creation for shareholders at a reasonable cost with understandable metrics.
•
Wintergreen will initiate the replacement of the Compensation Plan with a simplified plan that directly ties pay to stock performance and other readily measurable metrics.  When shareholders win, only then should management win.

•
Wintergreen will not endorse an executive compensation plan that issues shares to executives that are greater than what is permitted by the IRS Code Section 162(m).  The current Board did just that and, as a result, will be causing the company to pay an unnecessarily high tax bill because of the erroneous awarding of stock in excess of what is anticipated by the tax code.

8.
Perhaps most importantly, Wintergreen will create a culture at CTO where the Board and management think like owners.  We will create a culture that puts respect for and fair treatment of shareholders ahead of interests of management.  The key elements of this approach are: strong disclosure, thoughtful investments, a meaningful share buyback program and work in the best interests of all shareholders.  We think like shareholders because we are shareholders.

Wintergreen believes that CTO, with proper management and oversight, has tremendous potential.

Our highly qualified and experienced board nominees will do all they can to unlock it.

To execute our long-term, value creating plan for the Company, we have nominated four highly qualified director candidates who are committed to working in the best interests of all shareholders.  These candidates have significant experience investing in real estate companies and working with companies to rein in management and unlock shareholder value.

Wintergreen's Experienced Candidates

Elizabeth N. Cohernour:

Ms. Cohernour has over 30 years of legal experience and decades of experience investing in real estate companies. Ms. Cohernour is the Chief Operating Officer and a principal of Wintergreen Advisers, LLC. Prior to co-founding Wintergreen Advisers, LLC in 2005, she served as General Counsel and Senior Vice President at Franklin Mutual Advisers and Mutual Series Fund Inc., a group of global and equity value funds. Mrs. Cohernour has responsibility for non-investment operations of Wintergreen. Together with Mr. Winters, Ms. Cohernour has worked with issuers' boards of directors and management to unlock shareholder value. Ms. Cohernour has been integral to Wintergreen's investment in CTO for over ten years.  Ms. Cohernour graduated with a BA from the College of St. Elizabeth and she holds a Juris Doctor degree from the University of Tulsa.

Evan Ho:

Prior to forming Value Investor Resources, Inc. in 2015, Mr. Ho worked at Wintergreen Advisers, LLC from 2006 to 2014 as a securities analyst. Mr. Ho began his career at a real estate consultancy and brokerage firm in Hong Kong, and a bank in Taiwan which was active in construction-related lending.  Over the course of Mr. Ho's 20 years of experience in the securities and banking industry, including domestic and international roles at BNP Paribas and Bankers Trust, he has gained broad expertise in equity analysis and corporate credit analysis, as well as developed a network of real estate professionals throughout Asia. Mr. Ho. is proficient in Mandarin Chinese and well acquainted with the business practices and customs of Greater China. Such experience could enable Mr. Ho to aid the Company in enhancing its profile to Chinese investors and property developers. Mr. Ho graduated with a BA in Economics from Georgetown University  and  an  MBA  in  Finance  from  the  Wharton  School  of  The  University  of Pennsylvania.

Edward Pollock:

Mr. Pollock has over 35 years' experience in real estate, and industrial and economic development. From 1984 up to his retirement in 2010, Mr. Pollock was the Central and South Florida Manager of Regional Development & Site Design for CSX Transportation, Inc. In his role in Regional Development, Mr. Pollock coordinated the identification and marketing of rail serviceable industrial sites. He worked with various developers on designing industrial parks that could offer rail service, identifying stand-alone, rail serviceable, industrial sites and then participated with other CSX departments for marketing of sites to various, and specific, prospective customers. Mr. Pollock worked closely with the Tampa Port Authority, Manatee County Port Authority, Florida Department of Transportation, various Short-Line Railroads, Enterprise Florida, various municipalities, and site consultants in attracting industry to Florida. After retiring from CSX Transportation in 2010, Mr. Pollock has been the principal manager of Pollock Consulting & Enterprises, Inc. Pollock Consulting & Enterprises, Inc. assists clients in identifying industrial sites, specializing in rail serviceable industrial sites and is presently working with several entities as an owner representative and consultant in developing their properties. Pollock Consulting & Enterprises is a Florida State approved consulting vendor.

David J. Winters:

David J. Winters is the Chief Executive Officer of Wintergreen Advisers, LLC.  Mr. Winters has over 30 years of experience analyzing securities and is responsible for determining general investment advice to be given to clients. Mr. Winters has substantial experience investing in the securities of real estate companies, in which he has worked with issuers' boards of directors and management to unlock shareholder value. Such experience includes investments in Weyerhaeuser Company, Canary Wharf Group, Florida East Coast Industries, Inc., Pacific Forest Products and CTO. Mr. Winters has led Wintergreen's investment in CTO for over ten years. He is Portfolio Manager of Wintergreen Advisers, LLC's clients, including Wintergreen Fund, Inc., a no-load, Global Value Fund which launched in October 2005. Prior to co-founding Wintergreen Advisers, LLC in May 2005, he held various positions with Franklin Mutual Advisers where he led Mutual Series Fund Inc., a group of global and domestic equity value funds, including serving as the Portfolio Manager of Mutual Discovery from 2001 through 2005.  Mr. Winters  graduated  with  a  BA  from  Cornell  University  and  he  holds  the  Chartered Financial Analyst (CFA) designation.

Mr. Winters and Ms. Cohernour have worked together for over 25 years and have substantial experience investing in the securities of real estate companies over their careers.    In connection with these investments, Mr. Winters and Ms. Cohernour have often worked with issuers' boards of directors and management to unlock shareholder value.  Wintergreen believes this experience would benefit the Company's board of directors and its shareholders:

Weyerhaeuser Company: While Mr. Winters worked at Franklin Mutual Advisers, Inc. ("FMA"), FMA beneficially owned (through advisory clients) 7.1% of issuer's common stock. FMA initiated discussions with the issuer on alternatives for realizing the unrecognized value of the issuer. FMA intended to continue its dialogue with, and to take an active interest in, the issuer regarding, among other things, the issuer's strategic direction, corporate governance and management, and to communicate from time to time with the issuer's executive management and board of directors and with other holders of the Common Stock regarding such matters.

Florida East Coast Industries, Inc.: While Mr. Winters worked as FMA's lead analyst on Florida East Coast's vast array of developed and undeveloped real estate and railroad assets and Ms. Cohernour provided advice with respect to same, FMA beneficially owned (through advisory clients) 32.6% of the common stock, representing an investment of over $312 million, and were the issuer's largest shareholders.  FMA sought to take an active interest in the management, business and affairs of the issuer, including regular communications with the issuer's board of directors and executive management regarding such matters.

Pacific Forest Products: Mr. Winters and Ms. Cohernour oversaw Mutual Discovery Fund's investment in the issuer. Mutual Discovery Fund owned, or exercised control or direction over, 18.7% of the outstanding shares of the issuer.  On behalf of all shareholders of the issuer, Mr. Winters and Ms. Cohernour opposed an undervalued takeover offer for the Issuer, which resulted in an over 61% increase in the price offered for all shareholders.

CTO shareholders and the investment community, have already rejected CTO's business plan.

At the 2016 CTO annual meeting of shareholders (the "Annual Meeting"), over 69% of the total votes cast at the meeting supported Wintergreen's proposal to maximize shareholder value, including a majority of the shares voted excluding Wintergreen's position.  Although the Company hired Deutsche Bank to undertake this task, we believe the strategic review was an unmitigated disaster and destined to fail from the start.  The blame for this failure, including the failure to learn anything from the process, falls squarely on the Company's Board and management.

The Company conducted their strategic review under the cloak of darkness and failed to meaningfully communicate to shareholders during and after the process.  After the commencement of the sales process, CTO management initiated a flurry of sales that included 18 income properties, a failed attempt to sell subsurface mineral rights, multiple land sales and announced a mortgage financing, which we believe made it impossible for prospective buyers to understand the Company's assets.  In addition, we believe the transactions were curiously timed to meet bonus goals.  At the conclusion of the process the Company refused at first to disclose material details of the review, including what types of offers, if any, were received.  Despite repeated shareholder requests for more information, management refused to provide information until 4 months after conclusion of the process, when investors at the first annual shareholder day demanded it in person.  Perhaps due to these transactions and what we believe is the Company's currently disorganized and unfocused 1031 portfolio and scattered real estate holdings, beyond the land bank it has been in the process of selling for years, the Company failed to attract bids at a meaningful premium to the stock price.

WHAT YOU NEED TO KNOW ABOUT CTO

We believe CTO management has resorted to lies, distortions and misdirection to avoid discussing what is really happening at the Company:

1.
Let's not forget that CTO sought to avoid ever having this conversation about the future of CTO.  It took a lawsuit to get CTO to acknowledge our rights as shareholders, and to allow our nominees to be voted on.

2.
John Albright has been an ongoing seller of CTO stock. Over the past two years, John Albright has sold over 58,000 shares of CTO stock, worth more than $3.1 million dollars. When Mr. Albright was hired in 2011, he reported ownership of 33,849 shares.  Since that time, he has been granted stock and options equal to 259,651 shares (worth over $13.3m at 3/23/17).  Overall, since his hiring, he has sold over 84,500 shares of CTO stock.  Another 115,718 shares is restricted or unvested, and unable to be sold, which we estimate leaves Mr. Albright with true ownership of less than 28,000 shares of stock, worth less than $1.5 million.   John Albright's conduct suggests that he sees the Company's stock as his own personal piggy bank – he sells shares as quickly as they vest.  On a quarterly earnings call when he was asked about his frequent selling of shares, Mr. Albright acknowledged that Institutional Shareholder Services ("ISS") frowned on CEOs leveraging their company stock and so he was eliminating the leverage to try to gain a favorable review from ISS.  However, there are many ways to satisfy this goal without such aggressive and prolonged sales.  In contrast, Wintergreen has never reduced its position in CTO.  Judge for yourself whose interests are truly aligned with shareholders.

3.
We believe CTO has been structured as a compensation scheme for management – at the expense of shareholders.  After shareholders rejected the Company's "say on pay" vote in 2016 by a 55% vote against the say on pay, CTO had the gall to make its compensation plan even less shareholder friendly in our eyes.  With an estimated 122,000 shares remaining to be issued under the 2010 plan worth over $6.3 million, it is critical that Wintergreen's nominees be elected to help prevent this transfer of shareholder wealth to management.

After the rejection of the Say on Pay vote at the 2016 Annual Meeting, CTO's Compensation Committee, comprised of members John Allen, Laura Franklin, Howard Serkin, and chairman Thomas Warlow, are proposing shareholders vote on a compensation plan that removes metrics that tie executive bonus awards to having any shareholder outreach, eliminating quarterly calls, eliminating investor day, etc.  If you had any confusion on the level of respect this Board has for investors, this plan should be enlightening.  The newly proposed plan relies on a new group of companies to compare CTO against, anticipates awarding 20% of the bonus without regard to performance, and rewards a potential bonus to the CEO based almost a third on the Company closing land sales that the Company has already contracted to sell and for which he was already paid a bonus last year!  Yes, the current Board is asking you to reward the executives twice for the same transactions.   Even more disrespectful to shareholders, the Compensation Committee saw fit to remove any metrics that tie executive's bonus to share performance and removed criteria for shareholder outreach. If given the opportunity, Wintergreen plans to remedy this failed compensation structure.

CTO dedicates over 20 pages of their 2017 proxy to disclosure of the various compensation schemes dedicated to enriching management.  It is clear to us that management and this Board are more focused on how to extract compensation from the Company than maximizing value for all shareholders.

Since the Company's 2010 Executive Compensation plan was approved, CTO has issued stock and options to management (and "certain other employees" who are undisclosed) in the amount of 327,800 shares – approximately 5.7% of the Company that has been gifted to management and employees. 327,800 shares is worth $17.1 million at today's price ($52.18).   Over 122,000 shares remain to be gifted to management, on the 2010 plan, worth $6.4 million today.  Voting for Wintergreen's nominees is critical to preventing this from happening.

Wintergreen also encourages all shareholders to vote to continue to require the Company to hold "Say on Pay" votes annual.   In 2009, Wintergreen submitted a shareholder proposal to implement an annual shareholder referendum on executive compensation, and we believe the Company should continue to be held to this standard.

4.
We believe the Board is not adequately protecting the interests of the true owners of the Company – the shareholders.  A lack of board oversight of management and ongoing wasteful use of shareholder funds are detrimental to all shareholders and we would seek to immediately rein in management and reverse these value destroying moves:

a.
Wintergreen questions the motive behind the recent purchase of the LPGA Golf Course.  The golf course purchase was described by Daytona Beach City Commissioner Rob Gilliland in the Daytona Beach News Journal as a "Golden Goose" for the city.  Albright has described the golf course as a "large loser"[2] that has cost the company over $3.6 million in golf operations since 2011.  How is it in shareholder interests to commit millions of dollars in cash and land, plus additional amounts to upgrade the courses, to purchase the course?  The city estimated $15m in losses over 10 years in the event the course reverted to city ownership.  This transaction clearly benefits the city of Daytona, but how, or if, it benefits shareholders of CTO has never been disclosed.  We believe it has not been accretive to shareholder value.

2 "End of an Era: Daytona selling 2 LPGA courses in $2.2M Deal", Daytona Beach News Journal, January 18, 2017.

b.
We believe the Company's scattershot approach to building a portfolio of investment properties is a failed strategy.  Recent acquisitions of properties anchored by struggling chains such as Staples and Outback, many of which are at capitalization rates below stated guidance, suggest a lack of discipline by management, perhaps as they attempt to hit bonus metrics at the expense of shareholders.

c.
In the Company's 2016 Annual Report, it was disclosed that the Company intends to spend over $800,000 to build out a new headquarters.  At over $100 per square foot, we believe this project should be immediately halted, and all reasonable alternatives, including extending the existing lease, be investigated and considered.

d.
In the first quarter of 2015, the Company purchased approximately $5.1 million in investment securities, without disclosure of holdings.  By the third quarter of 2015, this number had increased to $8.1 million, and was accompanied by increased trading activity.  Notably, less than 9 months later, and only after Wintergreen highlighted its concerns that this activity was beyond the authority of management in letters to the Company, the Company liquidated these investments, at a loss to shareholders of approximately $576,000, plus costs, with no apparent penalty to management.  If given the opportunity, we would immediately analyze whether there are any lingering debts or liabilities related to this failed trading portfolio and would take steps to ensure that the Company, a 100-year old land company, never again engages in this type of purely speculative securities trading.

e.
We also find it alarming that over a three-year period, Grant Thornton's audit fees have more than doubled without a clear explanation to shareholders as to why this has occurred.  Under the oversight of the current audit committee, comprised of members Laura Franklin, William Olivari, Chester Skinner, and Chairperson Howard Serkin, audit fees have increased from $218,107 in 2014 to over $450,000 in 2016, an alarming increase for a company this size.  Wintergreen believes that the engagement of a new audit firm that can undertake a thorough review of the Company's financial statements and disclosures would benefit all shareholders.

5.
We believe the Company's attempts at initiating a shareholder outreach program can only be described as disastrous.  Management was hostile to shareholders at the December 2016 Investor Day and has terminated investor calls when questions get difficult.  We also wonder why CTO has not made the full recording of the investor day available online.  We believe the Company also failed to meaningfully communicate with shareholders regarding last year's sale process.  Wintergreen intends to change the culture at CTO, so that this becomes a shareholder friendly and transparent company, which actually listens to the concerns of its shareholders.

6.
The Company's independent Board Nominees do not own material amounts of stock.  Based on public filings, these nominees own less than 20,000 shares of stock – we believe shareholders simply cannot trust them to act in the best interests of shareholders.  John Albright has been an ongoing seller of stock and we believe he views the Company as his personal piggy bank.   As holders of 27.2% of outstanding shares, Wintergreens interests are directly aligned with all shareholders.

Shareholders: Don't Be Distracted by CTO.
Focus On the Path Forward.

Wintergreen is a long-term large shareholder in CTO.  The success of this company is of great importance to us.  In addition to the governance improvements we have been able to introduce to CTO through proxy initiatives over the last ten years, and our ongoing attempts to engage with management in meaningful discussion and improving disclosure of corporate activity, we now believe that the only way for CTO to move forward is with significant change in board leadership to direct the company to focus on your interests, as shareholders seeking value.  Wintergreen is committed to the success of CTO, and our nominees are not only qualified, they will offer a fresh perspective and new ways of thinking to unlock value in contrast to the mindset presently in the boardroom.  We intend to focus the portfolio of investment properties, embark on a meaningful buyback program, and transform this Company into a more transparent, tax efficient, shareholder focused Company.

We appreciate your support.
Please vote the GREEN proxy card.
Visit http://www.EnhanceCTO.com for more information about this proxy solicitation.

If you have any questions, please call Morrow Sodali LLC at
(203) 658‐9400 or toll-free at 800‐662‐5200.

Sincerely,

/s/ Liz Cohernour	/s/ David Winters

Liz Cohernour	David Winters
Chief Operating Officer	Chief Executive Officer
Wintergreen Advisers, LLC	Wintergreen Advisers, LLC

ADDITIONAL INFORMATION

The participants in the proxy solicitation are Wintergreen Fund, Inc., Wintergreen Partners Fund, LP, Wintergreen Partners Offshore Master Fund, Ltd., Wintergreen Advisers, LLC, David J. Winters, Elizabeth N. Cohernour, Evan H. Ho and Edward W. Pollock.

WINTERGREEN ADVISERS, LLC STRONGLY ADVISES ALL SHAREHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

The proxy statement is available at no charge on the SEC's website at http://www.sec.gov. In addition, Morrow Sodali LLC will provide copies of the Proxy Statement without charge upon request. Requests for copies should be directed to:

Morrow Sodali LLC
Toll Free: 800‐662‐5200
Banks and Brokerage Firms Call Collect: 203‐658‐9400